FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

     Nord Resources Corporation Announces
Settlement Agreement With Platinum Diversified Mining, Inc.
In Connection With
Termination of Merger Agreement

March 8, 2007

SOURCE: Nord Resources Corporation

TUCSON, Arizona., March 8, 2007 - Mr. Ronald Hirsch, Chairman of the board of Directors of Nord Resources Corporation (“Nord”) (Other OTC: NRDS.PK - News) announced today that Nord has entered into a settlement agreement (the “Settlement Agreement”) with Platinum Diversified Mining, Inc. (“PDM”) and PDM’s direct and indirect subsidiaries, Platinum Diversified Mining USA, Inc. (“PDM USA”) and PDM Merger Corp. (together with PDM and PDM USA, the “PDM Parties”), in connection with agreement and plan of merger dated October 23, 2006 (the “Merger Agreement”) among the parties. The Merger Agreement contemplated the acquisition of Nord by PDM in an all-cash merger transaction (the “Merger”).

The Settlement Agreement sets forth the terms and conditions of the settlement of the dispute and disagreements between Nord and the PDM Parties arising from the failure of the Merger to close.

Terms of Settlement

Under the Settlement Agreement, the PDM Parties have agreed to pay to Nord an amount of up to $3.6 million in full and final settlement of all claims and disputes between the parties, as follows:

(a)

The PDM Parties have agreed to forthwith pay the sum of $1.1 million to Nord (the “Initial Payment”), to be paid by way of the release to Nord of the $1 million previously deposited by PDM with American Stock Transfer & Trust Company (“AST”), as escrow agent, pursuant to the Merger Agreement (including interest, but net of AST’s expenses), with any shortfall to be paid from PDM’s working capital; and

(b)

PDM has agreed to pay the sum of $50,000 to Nord each calendar month, beginning on April 1, 2007 (the “Monthly Payments”) until the earlier of (i) the completion of an acquisition by PDM that meets certain prescribed criteria (a “Qualifying Acquisition”), or (i) the actual liquidation of PDM if it has not entered into a letter of intent or agreement in principle to effect a Qualifying Acquisition, or if it has not completed a Qualifying Transaction, by certain prescribed dates.

Nord has received the Initial Payment of $1.1 million. If PDM completes a Qualifying Acquisition, PDM will be required to pay the balance owing on the settlement sum of $3.6 million (the “Balance of Settlement Funds”), net of the Initial Payment and any Monthly Payments actually received by Nord. The Balance of Settlement Funds will be payable to Nord out of certain funds being held in trust (the “Trust Funds”) as a condition of PDM’s listing as a special purpose acquisition corporation on the AIM market (“AIM”) of the London Stock Exchange. If there are not sufficient Trust Funds to pay the Balance of Settlement Funds, PDM will be required to pay to Nord the greater of: (i) the funds available and (ii) $1 million, payable in either case out of the Trust Funds and continue to make Monthly Payments, plus interest, until the Balance of Settlement Funds has been paid.

According to PDM’s public disclosure record, it was admitted to trading on AIM on March 13, 2006 (the “Admission Date”), and it must be dissolved and the Trust Funds returned to its security holders, if it has not: (a) effected a Qualifying Acquisition or signed a letter of intent, agreement in principle or definitive agreement to effect a Qualifying Acquisition within the 12 months following the Admission Date; or (b) (having signed a letter of intent or an agreement in principle within 12 months following the Admission Date) effected an acquisition within 18 months following the Admission Date. In the event that PDM is dissolved for having failed to meet these conditions, it will not be required to pay the Balance of Settlement Funds to Nord and shall be relieved of any further obligations to make payments under the Settlement Agreement.

Under the Settlement Agreement, the PDM Parties have acknowledged that Nord is also entitled to retain any and all payments made by the PDM Parties under the Merger Agreement to keep Nord’s option on the Coyote Springs property in good standing.

For information contact:

Ronald A. Hirsch, Chairman, (949) 715-6745.

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that Nord may be unable to collect all or any part of the amounts payable to it under the Settlement Agreement, particularly if PDM is liquidated because it fails to into a letter of intent or an agreement in principle to effect a Qualifying Acquisition within 12 months of the Admission Date, or, having done so, if it fails to complete a Qualifying Transaction within 18 months of the Admission Date. In addition, Nord’s business and operations are subject to the risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.